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Exhibit 21.1

Subsidiaries of the Registrant.


CMC Mississippi, Inc. (fka CMC Manufacturing, Inc.), a Delaware corporation

CMC California, Inc. (fka Topaz Industries, Inc.), a Delaware corporation